EXHIBIT 23

Consent of Independent Auditors


To the Board of Directors and Shareholders of Xerox Corporation


We consent to the incorporation by reference in the Registration Statements of Xerox Corporation on Form S-3 (Nos. 333-34333, 333-59355 and 333-73173)
of our reports dated January 25, 1999 relating to the consolidated balance sheets of Xerox Corporation and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, cash flows, and shareholders' equity and related financial statement schedule for each of the years in the three-year period ended December 31, 1998, which reports appear in or are incorporated by reference in the 1998 Annual Report on Form 10-K of Xerox Corporation.


                                            KPMG LLP

Stamford, Connecticut
March 22, 1999